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                                                                  EXHIBIT 99.1

                                                                 Press Release

                TUT SYSTEMS COMPLETES ACQUISITION OF XSTREAMIS

PLEASANT HILL, Calif., May 30, 2000 -- Tut Systems, Inc. (Nasdaq: TUTS), a leading provider of multi-service broadband systems for the multi-tenant unit
(MTU) market, today announced that on May 26, 2000 it completed its acquisition to purchase the company Xstreamis, Ltd. of Oxford, England. On January 2000, Tut announced a letter of intent to purchase Xstreamis.

Under the terms of the agreement, a combination of Tut Common Stock and cash with an expected aggregate value of approximately $20 million will be issued to the shareholders of Xstreamis. This acquisition is expected to be accounted for as a purchase.

About Xstreamis

Xstreamis' HQ and R&D center is located at Oxford's Science Park. Xstreamis was formed in 1997 and has received funding from Abel Ventures and Commerzbank.

About Tut Systems, Inc.

Tut Systems (NASDAQ: TUTS) is a leading provider of multi-service broadband access systems for multi-tenant buildings including apartments, dormitories, hotels and commercial properties. Tut's family of multi-service platform products allows service providers and property owners to use buildings' existing infrastructure or new copper or fiber infrastructure to cost-effectively and reliably deliver multi-service integrated broadband communication solutions. In partnership with service providers, Tut has deployed its solutions in commercial and residential properties of the country's largest real estate investment trusts, and in the flagship properties of several major hotel chains. Tut's HomeRun technology has been chosen by the Home Phoneline Networking Alliance (HomePNA) as the initial specification for in-home networking over phonelines.

For more information, visit Tut's World Wide Web site at http://www.tutsystems.com or contact Tut's US headquarters in Pleasant Hill,
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California, directly at (925) 682-6510 or (800) 998-4888. For investor information, please call (800) 486-1241.
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NOTE TO EDITORS: For more information (including pictures in electronic or slide form) or to arrange interviews or product reviews, please contact Sterling Communications at: (408) 441-4100.

                                     # # #

Contacts:
Amanda Berman                           Lisa Hawes
Director, Corporate Communications      Sr. Account Executive
Tut Systems                             Sterling Communications
(925) 692-2393                          (408) 441-4100
aberman@tutsys.com                      lhawes@sterlingpr.com
                                        ---------------


Tut, the Tut logo, HomeRun and Fast Copper are trademarks of Tut Systems, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Tut Systems, Inc.:

Various matters set forth in this press release, such as statements relating to the business of Xstreamis, the propects of utilizing its assets, as well as the anticipated results of the combined operations of Tut Systems and Xstreamis, and the development of new technology and products and the continued deployment and integration of existing products, and expectations regarding the size of, demand from and ability to penetrate the MTU market are forward-looking statements. These statements are subject to risks and uncertainties, including without limitation, the integration of the two companies, their ability to execute on joint plans , the introduction of alternative technological solutions, the ability to complete development and successfully introduce new products to the marketplace and other risks detailed from time-to-time in Tut Systems' SEC filings and reports.